UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2010

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE, Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

We are filing this Amendment No. 1 to our current report on Form 8-K filed on March 24, 2010 for the purpose of providing additional information with respect to the terms of the definitive agreement reached between AGL Resources Inc. (“AGL Resources”) and Colorado-based Zayo Group, LLC (“Zayo”) with respect to AGL Resources’ announced sale of AGL Networks, LLC (“AGL Networks”) to Zayo.  All of the information contained in the original Form 8-K is reproduced in this amendment.

Item 8.01                       Other Events

On March 24, 2010, AGL Resources Inc. announced it has reached a definitive agreement to sell its AGL Networks dark-fiber telecommunications business to Colorado-based Zayo Group, LLC.  Subsequently, on March 25, 2010, Zayo posted on its website (www.zayo.com) a Letter of Notice, in the form of a Current Report on Form 8-K, Item 1.01, Entry into a Material Definitive Agreement, and disclosed Zayo will acquire 100 percent of the ownership interest of AGL Networks from AGL Resources for a purchase price of $71.5 million, subject to certain adjustments in connection with closing.  AGL Resources determined that the definitive agreement between AGL Resources and Zayo is not a material definitive agreement for AGL Resources; however, the purchase price is disclosed herewith for consistency with the subsequent disclosure made by Zayo and to inform our analysts, investors, regulators, the media and others.

The actual press release dated March 24, 2010 announcing the definitive agreement reached between AGL Resources and Zayo as published is filed herewith as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1
AGL Resources Inc. press release dated March 24, 2010, announced it has reached a definitive agreement to sell its AGL Networks dark-fiber telecommunications business to Colorado-based Zayo Group, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: March 26, 2010	/s/ Paul R. Shlanta
Paul R. Shlanta Executive Vice President, General Counsel and Chief Ethics and Compliance Officer

Exhibit Index

Exhibit No.	Description

99.1
AGL Resources Inc. press release dated March 24, 2010, announced it has reached a definitive agreement to sell its AGL Networks dark-fiber telecommunications business to Colorado-based Zayo Group, LLC.